UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): February 27, 2014

BREEDIT CORP.
(Exact Name of Registrant as Specified in its Charter)

Commission File No.: 333-168527

Delaware	98-0663823
(State of Incorporation)	(I.R.S. Employer Identification No.)

40 Wall Street, 28th Floor, New York, NY	10005
(Address of Registrant's Office)	(ZIP Code)

Registrant's Telephone Number, including area code: (212) 400-7198

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

During the periods set forth below, the Registrant issued and/or sold restricted shares of its common stock to individuals and entities as follows:
(i) From October 16, 2013 through December 31, 2013, the Registrant sold to 22 investors a total of 15.7 million units for cash consideration at a price of $0.05 (the "Units"), each comprised of one share of common stock, one class A warrant and one class B warrant, exercisable at a price of $0.055 and $0.065 respectively;
(ii) From November 7, 2013 through December 24, 2013 the Registrant issued a total of 3.25 million shares and warrants exercisable at $0.05 per share to 4 individuals and entities for bona fide services to the Registrant valued at an aggregate of $162,500;
(iii) From January 23, 2014 to February 9, 2014 he Registrant sold a total of 1 million shares to 2 investors for cash consideration at a price of $0.10 per share; and
(iv) From February 9, 2014 to February 28, 2014 the Registrant sold a total of 5.4 million shares to 8 individuals/entities for cash consideration at a price of $0.15 per share.

The above-references issuances and sales were done without registration under the Securities Act of 1933, as amended (the "Act"), in reliance upon the exemptions contained in Regulation S promulgated by the United States Securities and Exchange Commission (the "SEC") and Section 4(2) of the Act. Each of the investors and the individuals/entities that were issued shares for services were either "accredited investors" as that term is defined in Rule 501 promulgated by the SEC under Regulation D of the Act or sophisticated persons with sufficient knowledge about the Registrant and the risks associated with restricted securities in general.

Item 8.01 Other Events.

The Registrant, in its Form 8-K filed with the SEC on October 21, 2013, announced the execution of a Share Purchase Agreement with BreedIT Ltd, organized under the laws of the State of Israel, and BreedIT Ltd's sole shareholder, Dr. Oded Sagee (the "Agreement"). Pursuant to the express terms of the Agreement, the Registrant was obligated to raise $1 million in connection with its acquisition of 66 2/3% of BreedIT Ltd. Effective February 27, 2014, the Registrant successfully completed the raise of the requisite $1 million pursuant to the Agreement.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BreedIt Corp.

By:	/s/ Yoel Yogev
Name:	Yoel Yogev
Title:	Chief Executive Officer

Date: February 27, 2014